Exhibit 99.1

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, IL 60563

News Release

Investor Contact	Media Contact
Mike Steele	Julie Treon
630 864 6826	630 864 6155

For Immediate Release: July 31, 2013

OFFICEMAX RECEIVES $72-MILLION DISTRIBUTION FROM

BOISE CASCADE HOLDINGS, L.L.C.

RETAINS OWNERSHIP OF 20% IN VOTING EQUITY SECURITIES

Naperville, Ill. – OfficeMax® Incorporated (NYSE:OMX), a leading provider of office and facility supplies, technology and services, announced that it received an approximately $72-million cash distribution yesterday related to its October 2004 investment in Boise Cascade Holdings, L.L.C. (“BCH”). OfficeMax owns 20% of the voting equity securities (“Common Units”) of BCH, which is accounted for under the cost method as a $92-million investment (asset), as well as a $94-million deferred book gain (liability), on OfficeMax’s March 30, 2013 consolidated balance sheet.

The $72 million received by OfficeMax was part of a $359-million distribution that BCH made to the holders of its Common Units. As a result of the distribution, OfficeMax expects to record a significant gain in the third quarter.

“We’re pleased to have strengthened our balance sheet by further monetizing this non-core Boise asset,” said Ravi Saligram, President and CEO of OfficeMax. “Following the receipt of these proceeds, our BCH investment represents an indirect ownership interest of approximately 3.2 million shares of the common equity of Boise Cascade Company.”

The distribution resulted from BCH’s sale of 13.9 million common shares of Boise Cascade Company (“BCC”) through two separate transactions:

•	A secondary public offering of 10.0 million BCC common shares held by BCH; and

•	Repurchase by BCC, from BCH, of 3.9 million BCC common shares.

Following these transactions, BCH owns 15.8 million common shares of BCC. BCH’s sale of BCC shares is expected to result in OfficeMax being allocated taxable income as a partner of the BCH entity. This allocation of taxable income, in turn, might result in cash taxes being due for the year when combined with OfficeMax’s other taxable income and credits.

Background

From October 2004 through February 2013, OfficeMax held two classes of securities in BCH, non-voting equity units (“Series A Units”) and voting equity security units (“Series B Units”). On February 12, 2013, BCH redeemed all of the Series A Units held by OfficeMax for $112 million, equal to the original investment amount of $66 million plus $46 million of total accrued dividends. Until this redemption, OfficeMax had been recording dividend income earned on the Series A Units as a reduction of operating, selling and general and administrative expenses in its Corporate & Other segment. Also on February 12, BCH distributed $85 million to the holders of its Series B Units, of which OfficeMax’s 20% share of proceeds was $17 million. This distribution on the Series B Units was recognized as a return of capital by OfficeMax for accounting purposes. On February 26, 2013, BCH completed a recapitalization in which all outstanding Series B Units were converted into Common Units. Following the recapitalization, no other class of equity security of BCH is outstanding.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in integrating products, solutions and services for the workplace, whether for business or at home. The OfficeMax mission is simple: We provide workplace innovation that enables our customers to work better. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to businesses and consumers. OfficeMax consumers and business customers are served by approximately 29,000 associates through OfficeMax.com; OfficeMaxWorkplace.com and Reliable.com; more than 900 stores in the U.S. and Mexico; and direct sales and catalogs. OfficeMax has been named one of the 2013 World’s Most Ethical Companies, and is the only company in the office supply industry to receive Ethics Inside® Certification by the Ethisphere Institute. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.OfficeMax.com.

All trademarks, service marks and trade names of OfficeMax Incorporated used herein are trademarks or registered trademarks of OfficeMax Incorporated. Any other product or company names mentioned herein are the trademarks of their respective owners.

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